The following is a transcription of President and CEO Jeffrey Keebler's video message prepared by MGE Energy, Inc., and posted on mgeenergy.com on March 26, 2018. A proxy statement has been filed with the Securities and Exchange Commission and is available for free at the Commission's website at sec.gov. The proxy statement is being mailed on March 26, 2018, to shareholders. Shareholders are urged to read the proxy statement as it contains important information. The proxy statement provides information regarding the participants in the solicitation.

We're committed to cleaner, smarter technology. We plan to reduce our emissions by 80 percent from 2005 levels by the year 2050. We also set a shorter term goal—our Energy 2030 framework—which calls for 40 percent emission reduction by the year 2030. This is consistent with the Paris Agreement on climate change. If we can go further faster—we will.

MGE believes that we can meet these goals in an economic way. The cost of new technology has decreased dramatically in the past couple of years and we expect it to continue to decline. Here's what we're doing today:

We are building a brand new 66-megawatt wind farm in Saratoga, Iowa. This site is a great site for us. It holds 66 megawatts, the perfect size for MGE, and is in an area that has great wind resources and great transmission resources. Saratoga was the first project in the state of Wisconsin to be approved by the Public Service Commission on an economic basis. Costs for customers will be lower with Saratoga than if we did not build Saratoga.

MGE is also partnering to purchase a portion of the Forward Energy Center. With these two investments, we will be tripling our owned wind generation.

We're also investing in solar. In 2017, our first shared solar installation came online. This unique program allows customers to subscribe to locally generated solar power. In fact, we're actively looking for our next shared solar site. We're also partnering with other Wisconsin utilities to develop utility-scale solar. We expect these Wisconsin-based utility-scale solar projects to provide MGE with more than 50 megawatts of new solar generation.

By transitioning our generation fleet to cleaner technology, we're able to invest for our future—the future of our customers and the future of our shareholders. Flexibility allows us to take advantage of the best new technologies as they emerge.

In 2017, we launched our smart thermostat demand response program which empowers customers to save energy using new technology. Through our award-winning On Demand Savings program, MGE is working with customers—from schools to large manufacturers—to find energy efficiency, especially at times when energy usage is at its highest.

In 2017, MGE launched a new program, a Renewable Energy Rider, that allows us to partner with large energy users to develop renewable energy projects to meet their needs.

Electrification of the transportation sector is an important component of our strategy. By electrifying the transportation sector, we have the opportunity to reduce a significant amount of carbon. In 2017, MGE introduced an innovative program called Charge@Home where we will install, own, and maintain charging infrastructure in customers' homes. This program makes it even easier for our customers to drive electric.

MGE is working with Madison Metro Transit to achieve their goal of electrifying 50 percent of their bus fleet by 2035. We also continue to work with car dealerships, property owners, employers, and commercial customers to expand the use of electric vehicles in our service territory.

The goal of the Paris Agreement is to limit global warming to two degrees Celsius. MGE is committed to these goals. What we're doing is reflective of our customers' priorities and values and of our commitment to greater sustainability. We have an obligation to provide safe and reliable energy to all of our customers—all of the time. Our actions today under our Energy 2030 framework to reduce carbon emissions, to increase energy efficiency, and to increase the electrification of the transportation sector will allow us to achieve these goals.